Exhibit 99.2

SMARTSTOP SELF STORAGE, INC. / EXTRA SPACE STORAGE INC.

PROPOSED MERGER

STOCKHOLDER Q&A

1.	Who is Extra Space Storage Inc. (“Extra Space”)?

Extra Space is a fully integrated, self-administered and self-managed REIT formed as a Maryland corporation on April 30, 2004, to own, operate, manage, acquire, develop and redevelop professionally managed self-storage properties. Extra Space was formed to continue the business of Extra Space Storage LLC and its subsidiaries, which had engaged in the self-storage business since 1977. These companies were reorganized after the consummation of Extra Space’s initial public offering and various formation transactions. Extra Space has elected to qualify as a REIT for federal income tax purposes and is listed on the New York Stock Exchange with the ticker symbol “EXR.”

Today, Extra Space is the second largest publicly traded storage company with over 1,100 locations in 35 states.

2.	What effects will the merger have on SmartStop Self Storage, Inc. (“SmartStop”)?

As a result of the merger of SmartStop with and into a subsidiary of Extra Space (the “Company Merger”), SmartStop will cease to be a public reporting company and will be indirectly wholly owned by Extra Space. Following the Company Merger, SmartStop’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended, and SmartStop will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”).

3.	What will happen to your shares of SmartStop common stock?

Upon the closing of the Company Merger, each share of SmartStop common stock will be automatically converted into an amount of cash equal to $13.75, without interest and less any applicable withholding taxes. The conversion will happen automatically upon completion of the Company Merger.

4.	Why are you doing this transaction now?

SmartStop’s board of directors believes that the transaction is in the best long-term interests of SmartStop and its stockholders and provides an opportunity for SmartStop’s stockholders to achieve liquidity through what the board of directors believes to be the best alternative after consideration of various strategic alternatives.

5.	Will the Company Merger have any effect on SmartStop’s operating partnership, SmartStop Self Storage Operating Partnership, L.P. (“SmartStop OP”)?

Yes. The merger agreement provides that after the Company Merger of SmartStop with and into a subsidiary of Extra Space, an indirect subsidiary of Extra Space’s operating partnership, Edgewater Partnership Acquisition (DE) LLC, will be merged with and into SmartStop OP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”) with SmartStop OP continuing as the surviving entity and a direct or indirect wholly-owned subsidiary of Extra Space’s operating partnership.

6.	What if I am a limited partner in SmartStop OP?

Following the Partnership Merger, each outstanding SmartStop OP partnership unit, other than partnership units held by SmartStop, Extra Space or any of their subsidiaries, will be automatically converted into the right to receive an amount in cash equal to $13.75, without interest and less any applicable withholding taxes, provided however, if a SmartStop OP unit holder is an “accredited investor” as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and timely makes a valid election to receive partnership units of Extra Space OP, in lieu of cash, each unit held by that SmartStop OP unit holder will be converted into the right to receive 0.2031 units of Extra Space OP and cash in lieu of any fractional interests.

An election form will be distributed to SmartStop OP unit holders after mailing of the proxy statement described below.

7.	Now that an agreement has been signed, what happens next?

The transaction requires the approval of SmartStop’s stockholders, which requires the filing of a proxy statement with the SEC and, potentially, responding to SEC comments. SmartStop is working to prepare a proxy statement relating to the SmartStop stockholders meeting. Due to the uncertainties of the SEC review process, the exact timing of the SmartStop stockholders meeting is not known. However, we expect a SmartStop stockholder meeting to occur in the latter half of 2015 and the Mergers will close shortly thereafter.

8.	What is the required SmartStop stockholder vote?

At least a majority of the outstanding shares of common stock of SmartStop must approve the Company Merger in order for the Company Merger to take place.

9.	Are the SmartStop OP limited partners being asked to vote for the Company Merger between SmartStop and Extra Space?

No. Only SmartStop stockholders will be asked to vote for the Company Merger between SmartStop and Extra Space. Pursuant to the terms of SmartStop OP’s limited partnership agreement, no approval of the SmartStop OP limited partners is required.

10.	How long will this transaction take? When will I get the cash I will receive in the Mergers?

Due to the uncertainties of the SEC review process with respect to the proxy statement, the exact timing of the SmartStop stockholders meeting is not known. However, we expect a stockholders meeting to occur in the latter half of 2015 and the Mergers will close shortly thereafter. You will receive your cash and/or limited partnership units of Extra Space OP shortly after the Mergers closes.

11.	Will SmartStop continue to pay its dividend until the closing of the Company Merger?

SmartStop expects to continue to pay dividends to the holders of its common stock until the closing of the Company Merger. Any such dividends declared with a record date prior to the closing of the Company Merger but unpaid at the time of the Company Merger will be payable by SmartStop to the transfer agent and then disbursed after the Company Merger.

12.	How much are the shares in SmartStop worth?

SmartStop’s stock is currently not listed on a national securities exchange and, as such, is not publicly traded and does not have an established market value. The proxy statement will include an opinion of the financial advisor to SmartStop regarding the fairness of the merger consideration. You should review the proxy statement carefully when it becomes available.

13.	I don’t want cash. Can I get shares of common stock of Extra Space?

No. SmartStop stockholders do not have a right to make an election to receive shares of common stock of Extra Space.

14.	Will I have to pay taxes on the Merger consideration I receive?

For U.S. holders, the receipt of cash in exchange for shares of common stock or partnership units pursuant to the Mergers will generally be a taxable transaction for U.S. federal income tax purposes. For U.S. holders of SmartStop OP limited partnership units, who properly elect to receive Extra Space partnership units, the receipt of Extra Space partnership units pursuant to the Partnership Merger will generally be a tax-free transaction for U.S. federal income tax purposes; however, any cash received in lieu of fractional interests will be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the Mergers will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of common stock or partnership units for cash, or partnership units for partnership units (and cash in lieu of fractional units), pursuant to the Mergers in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Additional Information and Where to Find It

In connection with the proposed transaction, SmartStop will file with the SEC and mail or otherwise provide to its stockholders a proxy statement and other relevant materials, and hold a meeting of its stockholders to obtain the requisite stockholder approval. BEFORE MAKING ANY VOTING DECISION, SMARTSTOP’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents that SmartStop files with the SEC (when available) from the SEC’s website at www.sec.gov and SmartStop’s website at www. strategicstoragetrust.com. In addition, the proxy statement and other documents filed by SmartStop with the SEC (when available) may be obtained from SmartStop free of charge by directing a request to the following address: SmartStop Self Storage Inc., Attention: Paula Mathews, 111 Corporate Drive, Suite 120, Ladera Ranch, California 92694, or by calling (877) 327-3485.

Participants in the Proxy Solicitation

SmartStop and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from SmartStop’s stockholders with respect to the proposed acquisition of SmartStop by Extra Space. Security holders may obtain information regarding the names, affiliations and interests of such individuals in SmartStop’s Amendment to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014 and filed with the SEC on April 29, 2015. Additional information regarding the interests of such individuals in the proposed acquisition of SmartStop by Extra Space will be included in the proxy statement relating to such acquisition when it is filed with the SEC.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the merger, the other transactions contemplated by the merger agreement and all other statements included herein, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. SmartStop may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including without limitation, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (ii) the failure to obtain the requisite approval of SmartStop’s stockholders or the failure to satisfy the other closing conditions to the merger or the other transactions contemplated by the merger agreement, (iii) risks related to disruption of management’s attention from SmartStop’s ongoing business operations due to the transaction, and (iv) the effect of the announcement of the merger on the ability of SmartStop to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent SmartStop’s views as of the date on which such statements were made. SmartStop anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing SmartStop’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of SmartStop are described in the risk factors included in SmartStop’s filings with the SEC, including SmartStop’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and filed with the SEC on March 25, 2015, and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. SmartStop expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.